    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1998
                                                     REGISTRATION NO. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ESSEX PROPERTY TRUST, INC.

                          MARYLAND                                                77-0369576
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)        (IRS EMPLOYER INDEMNIFICATION NO.)

                               925 E. MEADOW DRIVE
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 494-3700
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                KEITH R. GUERICKE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              777 CALIFORNIA AVENUE
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 494-3700
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                            STEPHEN J. SCHRADER, ESQ.
                             JUSTIN L. BASTIAN, ESQ.
                             MORRISON & FOERSTER LLP
                               755 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===============================================================================================================
                                       CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF SHARES TO BE             AMOUNT TO BE       AGGREGATE PRICE     AGGREGATE OFFERING      AMOUNT OF
        REGISTERED                   REGISTERED        PER SHARE(2)(3)        PRICE(2)(3)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
8.75% Convertible Preferred
Stock, Series 1996A.............  1,600,000 shares         $35.1788
                                                                             $56,286,158            $16,605
Common Stock, $.0001 par value,
issuable upon conversion of the
8.75% Convertible Preferred       1,828,571(1) shares      $30.7815
Stock, Series 1996A.............
---------------------------------------------------------------------------------------------------------------

(1) Includes (i) shares of Common Stock issuable upon conversion of shares of 8.75% Convertible Preferred Stock, Series 1996A (the "Preferred Shares") and (ii) pursuant to Rule 416, an indeterminate number of additional shares of Common Stock as may from time become issuable pursuant to antidilution provisions of the Preferred Shares.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) based on the average of the high and low reported sales prices on the New York Stock Exchange on November 30, 1998 of the Common Stock into which the Preferred Shares may be converted pursuant to Rule 457(c).

(3) The Company has agreed to indemnify the underwriters, if any, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER  , 1998

                                1,600,000 SHARES
                       8.75% CONVERTIBLE PREFERRED STOCK,
                                  SERIES 1996A
                                       AND
                                1,828,571 SHARES
                 COMMON STOCK ISSUABLE UPON CONVERSION THEREOF.
                           ESSEX PROPERTY TRUST, INC.

                            ------------------------

     This Prospectus relates to the offer and sale from time to time of (i) up to 1,600,000 shares (the "Preferred Shares") of our 8.75% Convertible Preferred Stock, Series 1996A (the "Convertible Preferred Stock") by the holders thereof (the "Selling Stockholders"); (ii) up to 1,828,571 shares (the "Common Shares," and together with the Preferred Shares, the "Shares") of our Common Stock, par value $.0001 per share (the "Common Stock"), which may be issued upon conversion of the Preferred Shares; and (iii) an indeterminate number of Shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Preferred Shares and in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). We have registered the resale of the Shares by the Selling Stockholders to provide the Selling Stockholders with freely tradeable securities.

     Our Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "ESS." The Shares are subject to certain restrictions on ownership and transfer designed to assist us in maintaining our status as a real estate investment trust for federal income tax purposes. See "Description of Capital Stock -- Restrictions on Transfer."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Selling Stockholders from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

     We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. We have, however, agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

     The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Stockholders.

               The date of this Prospectus is ____________ , 1998

                               TABLES OF CONTENTS

                                                                                          Page
                                                                                          ----
Available Information ..................................................................  2
Incorporation of Certain Documents By Reference.........................................  2
Risk Factors............................................................................  2
     Debt Financing.....................................................................  4
     Uncertainty of Ability to Refinance Balloon Payments...............................  4
     Risk of Rising Interest Payments...................................................  4
     Acquisition Activities, Risks that Acquisitions Will Fail to Meet Expectations.....  4
     Risks that Development Activities Will Be Delayed or Not Completed.................  5
     The Geographic Concentration of the Properties and Fluctuations in
          Local Markets May Adversely Impact Our Income.................................  5
     Competition in the Multifamily Residential Market May Adversely Affect
          Our Operations and the Demand for Our Properties..............................  5
     Debt Financing on Properties May Result In Insufficient Cash Flow..................  5
     Increase In Dividend Requirements as a Result of the Convertible Preferred
          Stock May Lead to a Possible Inability to Sustain Dividends...................  6
     The Registration Rights and Preemptive Rights of the Convertible Preferred
          Stock May Have an Adverse Effect on the Market Price of the Shares............  7
     Conversion of the Convertible Preferred Stock May Lead to Substantial Dilution
          to the Holders of Common Stock................................................  7
     Concentration of Voting Power and Consent Requirements of the Holders of the
          Convertible Preferred Stock May Be Detrimental to Holders of Common Stock.....  8
     Certain Voting Rights of the Series B Preferred Stock and Series C Preferred Stock   9
     Exemption of Westbrook from the Maryland Business Combination Law
          May Allow Certain Transactions Between the Company and Westbrook
          to Proceed Without Compliance With Such Law...................................  9
     Influence of Executive Officer, Directors and Significant Stockholders.............  9
     Anti-Takeover Provisions Contained In the Operating Partnership Agreement,
          Our Charter, Our By-Laws, the Convertible Preferred Stock and
          Certain Provisions of Maryland Law Could Delay, Defer or Prevent
          a Change in Control of Us..................................................... 10
     Bond Compliance Requirements May Limit Our Income From Certain Properties.......... 11
     Adverse Effect to Property Income and Value Due to General Real Estate
          Investment Risks.............................................................. 11
     Joint Ventures and Joint Ownership of Properties and Partial Interests In
          Corporations and Limited Partnerships Could Limit Our Ability to
          Control Such Properties and Partial Interests................................. 12
     Investments in Mortgages........................................................... 12
     Possible Environmental Liabilities................................................. 12
     General Uninsured Losses........................................................... 13
     Risk That Interest Rate Hedging Arrangements Cannot Be Refinanced or Replaced...... 13
     Changes In Real Estate Tax and other Laws.......................................... 13
     Changes In Financing Policy; No Limitation on Debt................................. 13
     Failure to Qualify As A Real Estate Investment Trust............................... 14
     Year 2000 Compliance............................................................... 14
The Company............................................................................. 15
Tax Status of the Company............................................................... 15
Securities To Be Offered................................................................ 15
Use of Proceeds......................................................................... 15
Description of Common Stock............................................................. 16
     Stock-General...................................................................... 16
     Common Stock....................................................................... 16
     Restrictions of Transfer........................................................... 16
Description of Convertible Preferred Stock, Series B Preferred Stock and Series
 C Preferred Stock...................................................................... 18
     Convertible Preferred Stock........................................................ 18

                                                                                          Page
                                                                                          ----
     Series B Preferred Stock and Series C Preferred Stock..............................  22
Shares Available For Future Sale........................................................  24
Registration Rights.....................................................................  25
     Registration Rights Agreement......................................................  25
Selling Stockholders....................................................................  25
Certain Provisions of the Company's Charter and By-Laws.................................  25
Federal Income Tax considerations.......................................................  26
     General............................................................................  26
     Taxation of the Company............................................................  27
     Requirements for Qualification.....................................................  27
     Tax Aspects of the Company's Investment in the Operating Partnership...............  31
     Taxation of Taxable U.S. Stockholders Generally....................................  32
     Taxation of Tax-Exempt Stockholders................................................  34
     Taxation of Non-U.S. Stockholders..................................................  34
     Other Tax Considerations...........................................................  36
Plan of Distribution....................................................................  37
Experts   ..............................................................................  38
Legal Matters...........................................................................  38
Part II   ..............................................................................  II-1

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Common Stock of the Company is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules, copies of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company (File No. 1-13106) under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     b. The Company's Quarterly Reports on Form 10-Q for the Quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     c. The Company's Current Reports on Form 8-K filed with the Commission on April 23, 1998 and May 15, 1998.

     d.   The Company's Current Reports on Form 8-K/A filed June 24, 1998; and

     e. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Service Manager of the Company at 925 E. Meadow Drive, Palo Alto, California 94303, telephone number: (650) 494-3700.

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                  RISK FACTORS

     You should carefully consider the following information as well as the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Shares.

DEBT FINANCING

     As of October 31, 1998, we had outstanding approximately $370.9 million of indebtedness (including $103.6 million of variable rate mortgage indebtedness) secured by certain of the properties we own.

     We are subject to the risks normally associated with debt financing, including the following:

     o our cash flow may not be sufficient to meet required payments of principal and interest;

     o we may not be able to refinance existing indebtedness on encumbered Properties; and

     o the terms of any refinancing may not be as favorable as the terms of existing indebtedness.

UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS

     As of October 31, 1998, the Company had an aggregate of approximately $370.9 million of mortgage debt and lines of credit some of which are subject to balloon payments of principal. We do not expect to have sufficient cash flows from operations to make all of such balloon payments when due under these mortgages and lines of credit. As of October 31, 1998, these mortgages and lines of credit had the following scheduled maturity dates: 1998 - $600,000; 1999 - $2.9 million 2000; - $47.1 million; 2001 - $20.5 million; 2002 and thereafter - $299.8 million. As a result, we may not be able to refinance such mortgage indebtedness. The Properties subject to these mortgages could be foreclosed upon or otherwise transferred to the mortgagee. This could mean a loss to us of income and asset value. Alternatively, we may be required to re-finance the debt at higher interest rates. If we are unable to make such payments when due, a mortgage lender could foreclose on the property securing the mortgage, which could have a material adverse effect on our financial condition and results of operations.

RISK OF RISING INTEREST PAYMENTS

     As of October 31, 1998, the Company had approximately $103.6 million of variable rate mortgage indebtedness. This debt bears interest at a floating rate tied to the rate of short-term tax exempt securities. Although approximately $22.9 million of such variable rate debt is subject to an interest rate protection agreement, which may reduce the risks associated with fluctuations in interest rates, an increase in interest rates may have an adverse effect on our net income and results of operations.

ACQUISITION ACTIVITIES; RISKS THAT ACQUISITIONS WILL FAIL TO MEET EXPECTATIONS

     We intend to continue to acquire multifamily residential properties. There are risks that properties we acquire will fail to perform as expected. Our estimates of the costs of improvements to allow us to market an acquired property as intended may be inaccurate. In addition, we expect to finance future acquisitions, in whole or in part, under various forms of secured or unsecured financing or through the issuance of partnership units by the Operating Partnership or additional equity by us. The use of equity financing, rather than debt, for future developments or acquisitions could dilute the interest of our existing stockholders. If we finance new acquisitions under existing lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms. Also, we may not be able to refinance our existing lines of credit upon maturity, or the terms of such refinancing may not be as favorable as the terms of the existing indebtedness. Further, acquisitions of properties are subject to the general risks associated with real estate investments. See "-- Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks."

RISKS THAT DEVELOPMENT ACTIVITIES WILL BE DELAYED OR NOT COMPLETED

     We pursue multifamily residential property development projects from time to time. Development projects generally require various governmental and other approvals, the receipt of which cannot be assured. Our development activities generally entail certain risks, including the following:

     o we may expend funds on and devote management's time to projects which may not be completed;

     o construction costs of a project may exceed original estimates possibly making the project economically infeasible;

     o development projects may be delayed due to, among other things, adverse weather conditions;

     o occupancy rates and rents at a completed project may be less than anticipated; and

     o    expenses at a completed development may be higher than anticipated.

     These risks may reduce the funds available for distribution to our stockholders. Further, the development of properties is also subject to the general risks associated with real estate investments. See "-- Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks."

THE GEOGRAPHIC CONCENTRATION OF THE PROPERTIES AND FLUCTUATIONS IN LOCAL MARKETS MAY ADVERSELY IMPACT OUR INCOME

     Significant amounts of our rental revenues for the year ended December 31, 1997 and six months ended June 30, 1998, were derived from Properties concentrated in the San Francisco Bay Area, the Seattle metropolitan area, Southern California and the Portland metropolitan area. As a result of this geographic concentration, if a local property market performs poorly, the income from the Properties in that market could decrease. As a result of such a decrease in income, we may be unable to make expected dividends to our stockholders. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently impacts on the income from the Properties and their underlying values. The financial results of major local employers may also impact the cash flow and value of certain of the Properties. Economic downturns in the local markets in which we own properties could have a negative impact on our financial condition and results from operations.

COMPETITION IN THE MULTIFAMILY RESIDENTIAL MARKET MAY ADVERSELY AFFECT OUR OPERATIONS AND THE DEMAND FOR OUR PROPERTIES

     There are numerous housing alternatives that compete with our multifamily Properties in attracting residents. These include other multifamily rental apartments and single family homes that are available for rent in the markets in which the Properties are located. The Properties also compete for residents with new and existing homes and condominiums that are for sale. In addition, other competitors for development and acquisitions of properties may have greater resources than we do. If the demand for our Properties is reduced or if our competitors develop and/or acquire competing properties on a more cost-effective basis than us, rental rates may drop, which may have a material adverse affect on our financial condition and results of operations.

     We also face competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of properties. Some of our competitors are larger and have greater financial resources than we do. This competition may result in increased costs of properties we wish to acquire and/or develop.

DEBT FINANCING ON PROPERTIES MAY RESULT IN INSUFFICIENT CASH FLOW

     Where possible, we intend to continue to use leverage to increase the rate of return on our investments and to allow us to make more investments than we otherwise could. There is a risk that the cash flow from the Properties will be insufficient to meet both debt payment obligations and the distribution requirements of the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended. We may obtain additional debt financing in the future, through mortgages on some or all of our Properties. These mortgages may be on recourse, non-recourse, or cross-collateralized bases. As of October 31, 1998, we had mortgages on 35 Properties which were secured by deeds of trust relating solely to those Properties, one mortgage which was cross-collateralized by eight Properties and two mortgages each of which were cross-collateralized by three Properties. We also held a line of credit that was secured by three Properties. The holders of this indebtedness will have a claim against these Properties and to the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loan. This may, in turn, accelerate other indebtedness secured by Properties. Foreclosure of Properties would cause a loss to us of income and asset value.

INCREASE IN DIVIDEND REQUIREMENTS AS A RESULT OF THE CONVERTIBLE PREFERRED STOCK, SERIES B PREFERRED STOCK, AND SERIES C PREFERRED STOCK MAY LEAD TO A POSSIBLE INABILITY TO SUSTAIN DIVIDENDS

     On June 20, 1996, we agreed to sell up to $40.0 million of our 8.75% convertible preferred stock, Series 1996A (the "Convertible Preferred Stock") at $25.00 per share to Westbrook Real Estate Fund I, L.P. (formerly known as Tiger/Westbrook Real Estate Fund, L.P.), and Westbrook Real Estate Co-Investment Partnership I, L.P. (formerly known as Tiger/Westbrook Real Estate Co-Investment Partnership, L.P.). Westbrook Real Estate Fund, L.P. and Westbrook Real Estate Co-Investment Partnership I, L.P. are collectively referred to herein as "Westbrook." These entities have purchased a total of 1,600,000 shares of Convertible Preferred Stock. For a summary of the terms and conditions of the Convertible Preferred Stock, see "Description of Preferred Stock -- Convertible Preferred Stock."

     In addition, on February 6 and April 20, 1998, the Operating Partnership completed the private placement of a total of 1,600,000 units of 7.875% Series B Cumulative Redeemable Preferred Units (the "Series B Preferred Units"), representing a limited partnership interest in the Operating Partnership, to an institutional investor. The Series B Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after February 6, 2008 (or earlier under certain circumstances) for shares of the Company's 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock"). Also, on November 24, 1998, the Operating Partnership completed the private placement of 500,000 units of 9 1/8% Series C Cumulative Redeemable Preferred Units (the "Series C Preferred Units"), representing a limited partnership interest in the Operating Partnership, to an institutional investor. The Series C Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after November 24, 2008 (or earlier under certain circumstances) for shares of the Company's 9 1/8% Series C Cumulative Redeemable Preferred Stock, par value $.0001 per share (the "Series C Preferred Stock"). For a summary of the terms and conditions of the Series B Preferred Stock and the Series C Preferred Stock, see "Description of Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock -- Series B Preferred Stock and Series C Preferred Stock."

     The cash dividends payable on the Convertible Preferred Stock substantially increased the cash required to continue to pay cash dividends on the Common Stock at current levels. Dividends may be paid on shares of Common Stock in any fiscal quarter only if full, cumulative cash dividends have been paid on all shares of Convertible Preferred Stock in the annual amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price), or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred Stock -- Dividends."

     Further, if any of the Series B Preferred Units are exchanged for shares of Series B Preferred Stock, the holders of Series B Preferred Stock will be entitled to receive cumulative preferential cash distributions equal to $3.9375 (7.875% of the $50.00 liquidation preference) per share of Series B Preferred Stock. So long as any Series B Preferred Stock is outstanding, no distribution may be authorized, declared or paid on the Common Stock or any class or series of other stock of the Corporation ranking junior to the Series B Preferred Stock unless all distributions accumulated on all Series B Preferred Stock have been paid in full. Also, if any of the Series C Preferred Units are exchanged for shares of Series C Preferred Stock, the holders of Series C Preferred Stock will be entitled to receive cumulative preferential cash distributions equal to $4.5625 (9 1/8% of the $50.00 liquidation preference) per share of Series C Preferred Stock. So long as any Series C Preferred Stock is outstanding, no distribution may be authorized, declared or paid on the Common Stock or any class or series of other stock of the Corporation ranking junior to the Series C Preferred Stock unless all distributions accumulated on all Series C Preferred Stock have been paid in full. The dividends payable on the Series B Preferred Stock and Series C Preferred Stock could further increase the cash required to continue to pay cash dividends on the Common Stock at current levels.

     The 1,600,000 outstanding shares of Convertible Preferred Stock are convertible at the option of the holder into shares of Common Stock. If, after June 20, 2001, we require a mandatory conversion of all of the Convertible Preferred Stock, each of the holders of the Convertible Preferred Stock may cause us to redeem any or all of their shares of Convertible Preferred Stock. Such a redemption would decrease the amount of cash available to pay cash dividends on the Common Stock. When there ceases to be in excess of 40,000 shares of Convertible Preferred Stock outstanding, we may purchase all of the outstanding shares of Convertible Preferred Stock from the holders. See "Description of Preferred Stock -- Convertible Preferred Stock -- Redemption at Holder's Option After Notice of Mandatory Conversion." If we are unable to pay dividends on the Common Stock, the Company's status as a real estate investment trust may be jeopardized. See "Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements."

     If we wish to issue any Common Stock in the future (including, upon exercise of stock options), the costs required to continue to pay cash dividends at current levels will be substantially increased. Our ability to pay dividends will depend in large part on the performance of our Properties and other properties that we may acquire in the future.

     Our ability to pay dividends on our stock is further limited by the Maryland General Corporation Law. Under the Maryland General Corporation Law, we may not make a distribution on stock if, after giving effect to such distribution, either

     o we would not be able to pay our indebtedness as it becomes due in the usual course of business; or

     o    our total assets would be less than our total liabilities.

     If we cannot pay dividends on our stock, the Company's status as a real estate investment trust may be jeopardized. See "Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements."

THE REGISTRATION RIGHTS AND PREEMPTIVE RIGHTS OF THE CONVERTIBLE PREFERRED STOCK MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF THE SHARES

     Holders of the Convertible Preferred Stock have certain rights to register the Convertible Preferred Stock or shares of Common Stock issuable upon conversion of the Convertible Preferred Stock for sale to the public. See "Description of Preferred Stock -- Convertible Preferred Stock -- Registration Rights." Registration rights are also held by the senior members of the Company's management and certain outside investors (collectively, the "Founders") who as of the date of this Prospectus owned an approximate 10.1% limited partnership interest in the Operating Partnership. These rights include certain "demand" and "piggyback" registration rights with respect to shares of Common Stock issuable in connection with the exchange of their limited partnership interests in the Operating Partnership. The aggregate 10.1% limited partnership interest held by the Founders in the Operating Partnership is exchangeable for an aggregate of 1,873,473 shares of Common Stock. In addition, the Operating Partnership has invested in certain real estate partnerships (other than the Operating Partnership). Certain partners in such limited partnerships have the right to have their limited partnership interests in such partnerships redeemed for cash or, at our option, for 779,400 shares of our Common Stock. These partners also have certain "demand" and "piggyback" registration rights with respect to the shares of our Common Stock that may be issued in exchange for such limited partnership interests. All of the registration rights discussed above could materially adversely affect the market price for the Shares. In addition, the holders of the Convertible Preferred Stock have preemptive rights to purchase a pro rata share of shares of our Common Stock we may offer in the future. These preemptive rights could have a material adverse effect on the market price for the Shares. See "Description of Preferred Stock -- Convertible Preferred Stock -- Right of Westbrook to Participate in Offerings."

CONVERSION OF THE CONVERTIBLE PREFERRED STOCK MAY LEAD TO SUBSTANTIAL DILUTION TO THE HOLDERS OF COMMON STOCK

     The shares of Convertible Preferred Stock are convertible, at the option of the holders, into the number of shares of Common Stock that is determined based on the number and price of common shares we issue. As of September 30, 1998, the then current conversion price was $21.875 per share and, therefore, each share of Convertible Preferred Stock was convertible into approximately 1.14 shares of Common Stock. In order to protect the holders of the Convertible Preferred Stock against dilution, the conversion price may be reduced in certain circumstances, including if we issue shares of our

Common Stock at a price below the conversion price. Such reduction in the conversion price could increase the dilution to holders of shares of our Common Stock if and when the Convertible Preferred Stock is converted into shares of our Common Stock. The proportionate ownership, voting power and earnings per share of the holders of Common Stock could be substantially diluted in the event that we issue a substantial number of additional shares of Common Stock and/or Preferred Stock, either upon conversion of the Convertible Preferred Stock, in connection with future acquisitions or otherwise. This, in turn, could adversely affect the market price of the shares offered by this Prospectus. See "Description of Preferred Stock -- Convertible Preferred Stock -- Conversion Rights."

CONCENTRATION OF VOTING POWER AND CONSENT REQUIREMENTS OF THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK MAY BE DETRIMENTAL TO HOLDERS OF COMMON STOCK

     As of the date of this Prospectus, George M. Marcus, the Chairman of our Board of Directors, beneficially owns 1,946,738 shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership). This represents approximately 10.5% of the outstanding shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership). Mr. Marcus currently does not have majority control over us. However, he currently has, and likely will continue to have, significant influence with respect to the election of our directors and approval or disapproval of our significant corporate actions.

     The holders of the Convertible Preferred Stock have certain consent rights to actions we may take. We may not, among other things, make certain revisions to our corporate structure and operations, without the approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a separate class. This includes (i) revisions that would affect the rights, priority and preferences of the Convertible Preferred Stock, (ii) the merger or consolidation of us or the Operating Partnership with another entity, (iii) the sale of all or substantially all of our assets, (iv) changing the geographic concentration of our portfolio of Properties, and (v) undergoing a change in control of either us or the Operating Partnership. See "Description of Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock -- Convertible Preferred Stock -- Voting Rights." As of the date of this Prospectus, Westbrook holds all outstanding shares of the Convertible Preferred Stock.

     Our Charter provides that the holders of the Convertible Preferred Stock, voting as a class, have the right to elect one member of the Board of Directors. The holders of the Convertible Preferred Stock elected Gregory J. Hartman to the Board of Directors. Mr. Hartman is a managing principal of Westbrook Real Estate Partners, L.L.C., the managing member of the sole general partner of Westbrook.

     Under certain circumstances, the holders of the Convertible Preferred Stock will be entitled to elect up to four additional directors. Such circumstances include our failure to pay quarterly dividends on the Convertible Preferred Stock for four quarters and our breach of certain provisions of the Charter and bylaws affecting the holders of the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred Stock -- Voting Rights." Moreover, we may not authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock with respect to
(i) the payment of dividends or (ii) amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a single class. The interests of the holders of the Convertible Preferred Stock, and indirectly the director or directors elected by the holders of the Convertible Preferred Stock, may differ from or conflict with the interests of the holders of Common Stock.

     In addition, upon conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of Convertible Preferred Stock would hold approximately 9.0% of all outstanding shares of Common Stock (assuming exchange of all partnership interests in the Operating Partnership into shares of Common Stock), assuming that such conversion took place on the date of this Prospectus. Consequently, upon such conversion, the holders of Convertible Preferred Stock would, as a class, be the second largest stockholder in the Company and could have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions.

     In view of the substantial influence of the holders of the Convertible Preferred Stock over our affairs, it should be noted that interests of the holders of the Convertible Preferred Stock do not necessarily coincide with those of the holders of the Common Stock. Therefore, actions by the holders of the Convertible Preferred Stock will not necessarily be in the best interests of the holders of Common Stock.

CERTAIN VOTING RIGHTS OF THE SERIES B PREFERRED STOCK AND SERIES C PREFERRED
STOCK

     In general, the holders of the Series B Preferred Stock and Series C Preferred Stock will not have any voting rights. However, if full distributions are not made on any Series B Preferred Stock or Series C Preferred Stock for six quarterly distribution periods, the holders of Series B Preferred Stock or Series C Preferred Stock (as applicable) who have not received distributions, voting together as a single class, will have the right to elect two additional directors to serve on the Company's Board of Directors. These voting rights continue until all distributions in arrears and distributions for the current quarterly period on the Series B Preferred Stock and/or Series C Preferred Stock have been paid in full. At that time, the holders of the Series B Preferred Stock and/or Series C Preferred Stock are divested of these voting rights, and the term and office of the directors so elected immediately terminates.

     In addition, we may not authorize or create any class or series of stock that ranks senior to the Series B Preferred Stock or Series C Preferred Stock with respect to (1) the payment of dividends, (2) rights upon liquidation, dissolution or winding-up of the Company, or amend, alter or repeal the provisions of the Company's Charter or Bylaws, that would materially and adversely affect these rights without the consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock or Series C Preferred Stock (as applicable) each voting separately as a single class. Also, while any shares of the Series B Preferred Stock or Series C Preferred Stock are outstanding, we may not (1) merge or consolidate with another entity, or (2) or transfer substantially all of our assets to any corporation or other entity, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock and Series C Preferred Stock, each voting separately as a class, unless the transaction meets certain criteria. See "Description of Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock -- Series B Preferred Stock and Series C Preferred Stock."

EXEMPTION OF WESTBROOK, GEORGE MARCUS, FROM THE MARYLAND BUSINESS COMBINATION LAW MAY ALLOW CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND WESTBROOK TO PROCEED WITHOUT COMPLIANCE WITH SUCH LAW

     The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns ten percent or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless our Board of Directors approved the transaction prior to the party becoming an interested stockholder. The five year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five year period. This means that the transaction must be approved by at least:

     o 80% of the votes entitled to be cast by holders of outstanding voting shares; and

     o 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

     However, as permitted by the statute, our Board of Directors irrevocably has elected to exempt any business combination by us with Westbrook and its affiliates from the "business combination" provision of the Maryland General Corporation Law. In addition, the Board of Directors similarly exempted George
M. Marcus, William A. Millichap, who are the chairman and a director of the Company, respectively, and The Marcus & Millichap Company ("M&M") or any entity owned or controlled by Messrs Marcus and Millichap and M&M. Consequently, the five-year prohibition and the super-majority vote requirement described above will not apply to any business combination between Westbrook (or its affiliates) and us. As a result, we may in the future enter into business combinations with Westbrook (or its affiliates), without our compliance with the super-majority vote requirements and other provisions of the Maryland General Corporation Law.

INFLUENCE OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS

     Under the partnership agreement of the Operating Partnership, the consent of the holders of limited partnership interests is generally required for any amendment of the agreement and for certain extraordinary actions. Through their ownership of limited partnership interests and their positions in Essex, Essex's directors and executive officers, including Messrs. Marcus and Millichap, have substantial influence on the Company.

Consequently, influence could result in decisions that do not reflect the interests of all stockholders of Essex. See "Risk Factors -- Conflicts of Interest" and "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE OPERATING PARTNERSHIP AGREEMENT, OUR CHARTER, OUR BYLAWS, THE CONVERTIBLE PREFERRED STOCK AND CERTAIN PROVISIONS OF MARYLAND LAW COULD DELAY, DEFER OR PREVENT A CHANGE IN CONTROL OF US

     While we are the sole general partner of the Operating Partnership, and generally have full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Operating Partnership's Partnership Agreement place limitations on our ability to act with respect to the Operating Partnership. Such limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interest of the stockholders. The Partnership Agreement provides that if the limited partners own at least 5% of the outstanding units of limited partnership interest in the Operating Partnership, we cannot, without first obtaining the consent of a majority-in-interest of the limited partners in the Operating Partnership, transfer all or any portion of our general partner interest in the Operating Partnership to another entity. Such limitations on our ability to act may result in our being precluded from taking action which our Board of Directors believes is in the best interests of our stockholders. In addition, as of October 31, 1998, two individuals together held more than 50% of the outstanding units of limited partnership interest in the Operating Partnership, allowing such actions to be blocked by a small number of limited partners.

     Our Charter authorizes us to issue additional shares of Common Stock or preferred stock and to set the preferences, rights and other terms of such preferred stock without the approval of the holders of the Common Stock. We must obtain the approval of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock in order to authorize, create or issue any class or series of stock that ranks equal or senior to the Convertible Preferred Stock. See "Description of Convertible Preferred Stock Series B Preferred Stock and Series C Preferred Stock -- Convertible Preferred Stock -- Voting Rights." Although we have no intention to issue any additional shares of Convertible Preferred Stock or other preferred stock at the present time, we may, subject to the consent of the holders of Convertible Preferred Stock, establish one or more series of preferred stock that could delay, defer or prevent a transaction or a change in control of us. Such a transaction might involve a premium price for our stock or otherwise be in the best interests of the holders of Shares. Also, such a class of preferred stock could have dividend, voting or other rights that could adversely affect the interest of holders of Shares.

     Our Charter, as well as our Stockholder rights plan, also contains other provisions that may delay, defer or prevent a transaction or a change in control of the Company that might be in the best interest of our stockholders. Also, the Bylaws may be amended by our Board of Directors (subject to the consent of the holders of the Convertible Preferred Stock in certain circumstances) to include provisions that would have a similar effect, although we presently have no such intention. The Charter provides that we must obtain the approval of the holders of the Convertible Preferred Stock holding two-thirds of the outstanding shares of Convertible Preferred Stock before we or the Operating Partnership may merge or consolidate with any other entity or sell all or substantially all of our assets or the Operating Partnership's assets. Also, the terms of the Convertible Preferred Stock require that we must obtain the approval of the holders of more than 50% of the outstanding shares of Convertible Preferred Stock before we may undergo a change in control (as defined in the Charter). Additionally, the Charter contains ownership provisions limiting the transferability and ownership of shares of our capital stock, which may have the effect of delaying, deferring or preventing a transaction or a change in control us. For example, subject to receiving an exemption from our Board of Directors (see "Description of Common Stock -- Restrictions on Transfer"), potential acquirers may not purchase more than 6% percent in value of the our stock (other than qualified pension trusts which can acquire 9.9%). This may discourage tender offers which may be attractive to the holders of our Common Stock and limit the opportunity for stockholders to receive a premium for their shares of our Common Stock. See "Description of Common Stock -- Restrictions on Transfer."

     In addition, the Maryland General Corporations Law restricts the voting rights of shares deemed to be "control shares." Under the Maryland General Corporations Law, "control shares" are those which, when aggregated with any other shares held by the acquirer, entitle the acquirer to exercise voting power within specified ranges. Although the Bylaws exempt us from the control share provisions of the Maryland General Corporations Law, the provisions of the Bylaws may be amended or eliminated by our Board of Directors at any time in the future, provided that it obtains the approval of the holders of two-thirds of the outstanding shares of the Convertible Preferred Stock. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the Maryland General Corporations Law not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the Maryland General Corporations Law could delay, defer or prevent a transaction or change in control of us that might involve a premium price for our stock or otherwise be in the best interests of our stockholders.

BOND COMPLIANCE REQUIREMENTS MAY LIMIT OUR INCOME FROM CERTAIN PROPERTIES

     As of October 31, 1998, we had approximately $58.8 million of tax-exempt financing relating to the Inglenook Court Apartments, Wandering Creek Apartments, Treetops Apartments, Meadowood Apartments and Camarillo Oaks Apartments. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. We expect to engage in tax-exempt financings in the future. In addition, the Internal Revenue Code of 1986, as amended, and its related regulations impose various restrictions, conditions and requirements excluding interest on qualified bond obligations from gross income for federal income tax purposes. The Internal Revenue Code of 1986, as amended, also requires that at least 20% of apartment units be made available to residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. These restrictions may limit our income from the tax-exempt financed properties if we are required to lower our rental rates to attract residents who satisfy the median income test. If we do not reserve the required number of apartment homes for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, our obligations under the bond documents may be accelerated and we may be subject to additional contractual liability.

ADVERSE EFFECT TO PROPERTY INCOME AND VALUE DUE TO GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, our cash flow and ability to make distributions to our stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses. Consequently, the income from the Properties and their underlying values may be impacted. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties as well.

     Income from the Properties may be further adversely affected by, among other things, the following factors:

     o    the general economic climate;

     o local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space;

     o    the attractiveness of the Properties to tenants;

     o    competition from other available space;

     o    our ability to provide for adequate maintenance and insurance;

     o    increased operating expenses.

     Also, as leases on the Properties expire, tenants may enter into new leases on terms that are less favorable to us. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, our ability to vary our portfolio promptly in response to changes in economic or other conditions may be adversely affected.

JOINT VENTURES AND JOINT OWNERSHIP OF PROPERTIES AND PARTIAL INTERESTS IN CORPORATIONS AND LIMITED PARTNERSHIPS COULD LIMIT OUR ABILITY TO CONTROL SUCH PROPERTIES AND PARTIAL INTERESTS

     Instead of purchasing properties directly, we may invest as a co-venturer. Joint venturers often have equal control over the operation of the joint venture assets. Therefore, it is possible that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests, or to our policies or objectives. Consequently, a co-venturer's actions might subject property owned by the joint venture to additional risk. Although we seek to maintain sufficient control of any joint venture to achieve our objectives, we may be unable to take action without our joint venture partners' approval, or our joint venture partners could take actions binding on the joint venture without our consent. Additionally, should a joint venture partner become bankrupt, we could become liable for such partner's share of joint venture liabilities.

     From time to time, we, through the Operating Partnership, invest in corporations or limited partnerships which have been formed for the purpose of acquiring or managing real property. In certain circumstances, the Operating Partnership's interest in a particular entity may be less than a majority of the outstanding voting interests of that entity. Therefore, the Operating Partnership's ability to control the daily operations of such an entity may be limited. Furthermore, the Operating Partnership may not have the power to remove a majority of the board of directors (in the case of a corporation) or the general partner or partners (in the case of a limited partnership) of such an entity in the event that its operations conflict with the Operating Partnership's objectives. In addition, the Operating Partnership may not be able to dispose of its interests in such an entity. In the event that such an entity becomes insolvent, the Operating Partnership may lose up to its entire investment in the entity.

INVESTMENTS IN MORTGAGES

     We may invest in mortgages, in part as a strategy for ultimately acquiring the underlying property. These mortgages may be first, second or third mortgages which may or may not be insured or otherwise guaranteed. We anticipate that such investment in mortgage receivables will not in the aggregate be significant. In March 1997, we acquired a mortgage receivable for approximately $785,000 which had an outstanding balance of approximately $885,000 as of October 31, 1998. This mortgage is secured by a multifamily property. This represents our only mortgage receivable investment as of the date of this Prospectus. In general, investments in mortgages include the following risks:

     o that the value of mortgaged property may be less than the amounts owed;

     o that interest rates payable on the mortgages may be lower than the Company's cost of funds; and

     o in the case of junior mortgages, that foreclosure of a senior mortgage would eliminate the junior mortgage.

     If any of the above were to occur, cash flows from operations and our ability to make expected dividends to stockholders could be adversely affected.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of these substances, or the failure to properly clean them up, may adversely affect the owner's or operator's ability to sell or rent the property. It may also limit the ability to borrow money using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or clean-up of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. Therefore, in connection with our ownership, operation, financing, management and development of real properties, we may be potentially liable for removal or clean-up costs, as well as certain other costs. We may also be subject to governmental fines and costs related to injuries to persons and property.

GENERAL UNINSURED LOSSES

     We carry comprehensive liability, fire, extended coverage and rental loss insurance for each of the Properties. There are, however, certain types of extraordinary losses for which we do not have insurance. Further, certain of the Properties are located in areas that are subject to earthquake activity. Although we have obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, we may sustain losses due to insurance deductibles, co- payments on insured losses or uninsured losses.

RISK THAT INTEREST RATE HEDGING ARRANGEMENTS CANNOT BE REFINANCED OR REPLACED

     We have, from time to time, entered into agreements to reduce the risks associated with increases in interest rates, and we may continue to do so. Although these agreements may partially protect us against rising interest rates, these agreements also may reduce the benefits to us when interest rates decline. There can be no assurance that any such hedging arrangements can be refinanced or that we will be able to enter into other hedging arrangements to replace existing ones if interest rates decline. Furthermore, interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on our investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, we may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may subject us to increased credit risks. In order to minimize counterparty credit risk, our policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.

CHANGES IN REAL ESTATE TAX AND OTHER LAWS

     Generally we do not directly pass through costs resulting from changes in real estate tax laws to residential property tenants. We also do not generally pass through increases in income, service or other taxes, to tenants under leases. These costs may adversely affect our funds from operations and our ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect our funds from operations and our ability to make distributions to stockholders.

CHANGES IN FINANCING POLICY; NO LIMITATION ON DEBT

     We have adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. We calculate debt-to-total-market-capitalization as follows:

           total property indebtedness
---------------------------------------------------------   =  debt-to-total-market-capitalization
total property indebtedness + total mardet capitalization

     As used in the above formula, total market capitalization is equal to the aggregate market value of the outstanding shares of our Common Stock (based on the greater of current market price or the gross proceeds per share from public offerings of our shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of Common Stock and the conversion of all shares of Convertible Preferred Stock into shares of Common Stock. Based on this calculation, our debt-to-total-market-capitalization ratio was approximately 34.0% as of October 31, 1998.

     Our organizational documents and the organizational documents of the Operating Partnership do not limit the amount or percentage of indebtedness that may incurred. Accordingly, our Board of Directors could change our current policies and the policies of the Operating Partnership regarding indebtedness. If these policies were changed, we and the Operating Partnership could incur more debt, resulting in an increased risk of default on our obligations and the obligations of the Operating Partnership, and in an increase in debt service requirements that could adversely affect our financial condition and results of operations. Such increased debt could exceed the underlying value of the Properties.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     We have operated so as to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 1994. Although we believe that we have operated in a manner which satisfies the real estate investment trust qualification requirements, no assurance can be given that we will continue to do so. A real estate investment trust is generally not taxed on its net income distributed to its stockholders so long as it annually distributes to its stockholders at least 95% of its taxable income. Qualification as a real estate investment trust involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex Internal Revenue Code of 1986, as amended, provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. See "Federal Income Tax Considerations."

     If we fail to qualify as a real estate investment trust in any taxable year, it would generally be subject to federal income tax (including any applicable alternative minimum tax) at corporate rates on its taxable income for such year. Moreover, unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a real estate investment trust for the four taxable years following the year of disqualification. This treatment would reduce our net earnings available for investment or distribution to stockholders because of our additional tax liability for the years involved. In addition, distributions would no longer be required to be made. See "Federal Income Tax Considerations."

YEAR 2000 COMPLIANCE

     The Operating Partnership's State of Readiness. The Operating Partnership utilizes a number of computer software programs and operating systems across its entire organization, including applications used in financial business systems and various administrative functions. To the extent that the Operating Partnership's software applications contains source code that is unable to appropriately interpret the upcoming calendar year "2000" and beyond, some level of modification or replacement of such applications will be necessary. The Operating Partnership currently believes that its "Year 2000" issues are limited to information technology ("IT") systems (i.e., software programs and computer operating systems). There are no non-IT systems (i.e., embedded systems such as devices used to control, monitor or assist the operation of equipment and machinery), the failure of which would have a material effect on the Operating Partnership's operations.

     The Operating Partnership, employing a team made up of internal personnel has completed its identification of IT systems that are not yet Year 2000 compliant and has commenced modification or replacement of such systems as necessary. The Operating Partnership is currently communicating with third parties with whom it does significant business, such as financial institutions and vendors to determine their readiness for Year 2000 compliance. The Operating Partnership has also completed its assessment of the Year 2000 compliance issues presented by its hardware components.

     Costs of Addressing the Operating Partnership's Year 2000 issues. Given the information known at this time about the Operating Partnership's systems that are non-compliant, coupled with the Operating Partnership's ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, management does not expect Year 2000 compliance costs to have any material adverse impact on the Operating Partnership's liquidity or ongoing results of operation. The costs of such assessment and remediation will be included in the Operating Partnerships general and administrative expenses.

     Risks of the Operating Partnership's Year 2000 issues. In light of the Operating Partnership's assessment and remediation efforts to date, and the planned, normal course-of-business upgrades, management believes that any residual Year 2000 risk is limited to non-critical business applications and support hardware. No assurance can be given, however, that all of the Operating Partnership's systems will be year 2000 compliant or that compliance will not have a material adverse effect on the Operating Partnership's future liquidity or results of operations or ability to service debt.

     As used herein, the terms "Company" and "Essex" mean Essex Property Trust, Inc., a Maryland real estate investment trust, those entities controlled by Essex Property Trust, Inc. and Predecessors of Essex Property Trust, Inc., unless the context indicates otherwise and the term "Operating Partnership" refers to Essex Portfolio, L.P., a California limited partnership, formed on March 15, 1994, as to which the Company owns an approximate 89.9% general partnership interest, as of the date of this Prospectus. The term "Properties" refers to the 58 multifamily properties and two office properties which the Company owns, and three retail properties in which the Company has ownership interests, as of the date of this Prospectus.


                                   THE COMPANY

     The Company is a self-administered and self-managed equity real estate investment trust that was formed in 1994 to continue and expand the real estate investment and management operations conducted by Essex Property Corporation since 1971. The Company's multi-family residential portfolio consists of 58 Properties comprising 12,266 apartment units, 22 of which are located in Southern California, 15 of which are located in the San Francisco Bay Area, 17 of which are located in the Seattle metropolitan area, and four of which are located in the Portland, Oregon, metropolitan area. The Company also owns two office buildings located in Palo Alto, California, one of which houses the Company's headquarters] and has ownership interests in three retail properties, which are located in the Portland, Oregon, metropolitan area.

     The Company conducts substantially all of its activities through the Operating Partnership in which the Company owns an approximate 89.9% general partnership interest, as of the date of this Prospectus. An approximate 10.1% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties. The description of the Company's business and properties, set forth herein, and in documents incorporated by reference herein, would apply, without material differences, to the Operating Partnership's business and properties.

     The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "ESS." The Company is a Maryland corporation. The Company's executive offices are located at 925 E. Meadow Drive, Palo Alto, California 94303.


                            TAX STATUS OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. As a REIT, the Company generally is not subject to Federal income tax on net income that it distributes to its stockholders. See "Federal Income Tax Considerations."


                            SECURITIES TO BE OFFERED

     This Prospectus relates to the offer and sale from time to time by the Selling Stockholders of (i) up to 1,600,000 Preferred Shares by the Selling Stockholders; (ii) 1,828,571 Common Shares that may be issued by the Company upon conversion of shares of Convertible Preferred Stock; and (iii) an indeterminate number of Shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Preferred Shares and in accordance with Rule 416 under the Securities Act. The Company is registering the Shares pursuant to a Registration Rights Agreement, dated June 20, 1996, as amended (the "Registration Rights Agreement"), to provide the Selling Stockholders with freely tradable securities.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

                           DESCRIPTION OF COMMON STOCK

STOCK-GENERAL

     As of September 30, 1998, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of 668,400,000 shares of Common Stock, par value $0.0001 per share, 1,600,000 shares of Convertible Preferred Stock, par value $0.0001 per share, and 330,000,000 shares of excess stock (the "Excess Stock").

     As of September 30, 1998, there were 16,635,966 shares of Common Stock issued and outstanding. Up to 875,400 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Incentive Plan, up to 70,000 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Non-Employee and Director Stock Incentive Plan and up to 406,500 shares of Common have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, 220,000 shares of Common Stock have been reserved for issuance upon the exercise of an option granted to The Marcus & Millichap Company (the "M&M Stock Option") and an aggregate of 1,873,473 shares of Common Stock may be issued upon the conversion of limited partnership interests in the Operating Partnership.

     As of September 30, 1998, there were 1,600,000 shares of Convertible Preferred Stock issued and outstanding. All such shares are convertible at the option of the holder thereof into shares of Common Stock. The 1,600,000 shares of Convertible Preferred Stock are convertible, with adjustments in certain circumstances, into 1,828,571 shares of Common Stock, and the Company has reserved such shares of Common Stock for such purpose.

COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and the its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "ESS." Boston EquiServe is the Company's transfer agent.

     The holders of the outstanding Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of Common Stock do not have cumulative voting rights.

     The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock out of funds legally available for distribution when, and if, declared by the Company's Board of Directors.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

RESTRICTIONS ON TRANSFER

     In order for the Company to qualify as a REIT under the Code, among other requirements (see "Federal Income Tax Considerations-Requirements for Qualification"), not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. In addition, shares of the Company's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year.

     Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the value of the issued and outstanding shares of stock of the Company (the "Equity Stock"). However, the Ownership Limit Provisions provide that a qualified trust (as defined in the Charter) generally may own up to 9.9% of the value of the outstanding shares of Equity Stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of Common Stock, he may exceed the Ownership Limit. The Ownership Limit provision therefore provides that George M. Marcus may acquire additional shares (up to 25% of the value of the outstanding shares of Equity Stock) pursuant to conversion rights or from other sources so long as the acquisition does not result in the five largest beneficial owners of Equity Stock holding more than 50% of the value of the outstanding shares of Equity Stock. The Board of Directors may exempt holders of Equity Stock from the Ownership Limit (the "Board Exemption") if evidence satisfactory to the Board of Directors is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to providing a Board Exemption, the Board of Directors must receive an opinion of counsel and representations and agreements from the applicant with respect to preserving the REIT status of the Company; provided, however, the Board of Directors may not grant a Board Exemption if the applicant would own above 25% of the value of the outstanding shares of Equity Stock unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service (the "IRS") to the effect that such an exemption will not jeopardize the Company's status as a REIT. The Board of Directors may also increase the Ownership Limit (to a maximum of 9.9%) and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve the REIT status of the Company. For example, consistent with the preceding conditions and procedures, the Board of Directors effected a Board Exemption in connection with the issuance and sale of shares of the Company's Convertible Preferred Stock to Westbrook. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares of stock that would (i) create a direct ownership of shares of Equity Stock in excess of the Ownership Limit (unless a Board Exemption is obtained), (ii) result in the shares of stock being owned by fewer than 100 persons or (iii) result in the Company's being "closely held" under Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

     The Charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the Ownership Limit (unless a Board Exemption is obtained) or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code, will automatically be exchanged for shares of Excess Stock. All Excess Stock will be automatically transferred, without action by the stockholder, to a person who is unaffiliated with the Company, or the purported holder, as trustee (the "Trustee") for the exclusive benefit of one or more organizations described in Sections 170(b), 170(c) or 501(c)(3) of the Code as charitable beneficiary (the "Charitable Beneficiary") and designated by resolution of the Board of Directors. Such shares of Excess Stock held in trust are considered issued and outstanding shares of stock of the Company. In general, the Trustee of such shares is deemed to own the shares of Excess Stock held in trust for the exclusive benefit of the Charitable Beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer.

     The Ownership Limit provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing shares of Equity Stock will bear a legend referring to the restrictions described above.

     In general, all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of Equity Stock (or generally 1% if there are fewer than 2,000 stockholders) must file written notice with the Company containing the information specified in the Charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. See "Federal Income Tax Considerations-Requirements for Qualification."

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

STOCKHOLDER RIGHTS PLAN

     On October 13, 1998, the Board of Directors of the Company adopted a Stockholder Rights Plan and declared a dividend distribution of one "Right" for each outstanding share of its Common Stock to stockholders of record at the close of business on November 21, 1998, and authorized the issuance of one Right with each share of Common Stock issued thereafter. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock at a purchase price of $99.13 per Unit, subject to adjustment. In certain circumstances the Rights will entitle holders to purchase shares of Common Stock or the common stock of an Acquiring Person (as defined below). The description and terms of the Rights are set forth in a Rights Agreement between the Company and BankBoston, N.A., as Rights Agent, dated as of November 11, 1998.

     The Rights will separate from the Common Stock and the "Distribution Date" will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock (unless such person is or becomes the beneficial owner of 15% or more of the Company's outstanding common stock and had a contractual right or the approval of the Company's Board of Directors; provided that such percentage shall not be greater than nineteen and nine-tenths percent (19.9%)) (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company, or (ii) ten (10) business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Certain persons, including the Company and its subsidiaries are exempt from the definition of Acquiring Person.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 11, 2008 unless earlier redeemed or exchanged by the Company or terminated pursuant to a merger or other acquisition transaction involving the Company approved by the Company's Board of Directors. In general, at any time until ten (10) days following the Stock Acquisition Date, a majority of the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment in certain events); provided, however, that the Rights generally may not be redeemed for one hundred eighty (180) days following a change in a majority of the Board as a result of a proxy contest.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK,
              SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

CONVERTIBLE PREFERRED STOCK

     Pursuant to the Stock Purchase Agreement, Westbrook purchased 1,600,000 shares of Convertible Preferred Stock for an aggregate purchase price of $40.0 million. As of the date hereof, Westbrook is the sole stockholder of the Convertible Preferred Stock. On July 1, 1996, the Company filed articles supplementary setting forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the Convertible Preferred Stock. The following summarizes certain rights of the holders of the Convertible Preferred Stock. These rights arise under the Stock Purchase Agreement, as amended, and a registration rights agreement by and between the Company and Westbrook dated as of June 20, 1996 (the "Registration Rights Agreement"), as well as the related Articles Supplementary.

     No shares of the Convertible Preferred Stock shall be offered pursuant to this Prospectus or any Prospectus Supplement relating thereto.

Ranking

     The Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. The Company may not authorize, create or increase the authorized amount of any class or series of equity securities that ranks equal with or senior to the Convertible Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up, without the consent of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting together as a class.

Dividends

     The holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or
(ii) the dividend (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock.

     Unless and until all accrued dividends on the Convertible Preferred Stock through the last preceding dividend payment date have been paid, the Company may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Common Stock (or any other stock junior to the Convertible Preferred Stock, together with Common Stock ("Junior Shares")), (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of the Operating Partnership that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions payable to the Company as general partner that will be used by the Company to fund the payment of dividends on the Convertible Preferred Stock (such distributions to the Company being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, amounts that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of the Company's Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Company's total liabilities.

Liquidation Preference

     Upon the liquidation, dissolution or winding up of the Company, the holders of the Convertible Preferred Stock, will be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the Common Stock, an amount per share (the "Liquidation Preference") equal to 105% of the sum of (i) $25.00 (the "Stated Value") plus (ii) all accrued dividends with respect to the Convertible Preferred Stock to the date of final distribution (whether or not declared). After payment of the full amount of the Liquidation Preference, the holders of Convertible Preferred Stock will not be entitled to any further distribution of assets of the Company.

     Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. If, upon such liquidation, dissolution or winding up, the assets of the Company, or the proceeds thereof, distributable among the holders of the shares of the Convertible Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of the Convertible Preferred Stock in accordance with their respective holdings thereof.

     Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding up of the Company.

Voting Rights

     Except as indicated below with respect to the election of directors of the Company, certain amendments to the Charter and certain other specified matters, the holders of shares of Convertible Preferred Stock have no voting rights. On those matters for which the holders of the Convertible Preferred Stock have the right to vote, each share of the Convertible Preferred Stock is entitled to one vote.

Election of Directors

     The holders of the Convertible Preferred Stock as a class ordinarily have the right to elect one director. Under the current Charter, the holders of the Convertible Preferred Stock, voting as a separate class, have the right, to elect up to four additional directors, as follows: (i) if the Company breaches any of the protective provisions discussed in "-- Senior Securities; Amendments; Other Matters" (a "Charter Breach"), the holders of the Convertible Preferred Stock will be entitled to elect an aggregate of four directors; and (ii) in the event of a Dividend Default (as hereinafter defined) or in the event of both a Dividend Default and a Charter Breach, the holders of the Preferred Stock will be entitled to elect an aggregate of five directors. All such additional directors will be elected as soon as practicable after any such default. A "Dividend Default" shall occur if, at any time, dividends are not paid in full with respect to all shares of Convertible Preferred Stock on any four dividend payment dates such that dividends due on such four dates have not been fully paid and are outstanding in whole or in part at the same time.

     In the event of a Dividend Default and/or a Charter Breach, the number of Directors elected by the holders of the Convertible Preferred Stock at each subsequent annual meeting of stockholders shall be increased as provided in the previous paragraph, e.g., if a Charter Breach has occurred, the holders of Convertible Preferred Stock shall elect four Directors at subsequent annual meetings and, if a Dividend Default has occurred, or if both a Dividend Default and a Charter Breach have occurred, the holders of Convertible Preferred Stock shall elect five directors at subsequent annual meetings, subject to classification as provided in the Bylaws.

Senior Securities; Amendments; Other Matters

     The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, is required to (i) increase the number of authorized shares of Convertible Preferred Stock or issue any shares of Convertible Preferred Stock other than to existing holders of Convertible Preferred Stock, (ii) increase the authorized number of shares of or create, reclassify or issue any class of stock ranking prior to or on a parity with the Convertible Preferred Stock either as to dividends or upon liquidation, (iii) amend, alter or repeal any of the provisions of the Charter so as to impair the rights and privileges of the Convertible Preferred Stock, (iv) amend, alter or repeal certain provisions of the Bylaws in a manner which would adversely affect the rights of the holders of the Convertible Preferred Stock, (v) authorize any reclassification of the Convertible Preferred Stock, (vi) except pursuant to a conversion of the Convertible Preferred

Stock, require the exchange of Convertible Preferred Stock for other securities, or (vii) effect a voluntary liquidation, dissolution or winding up of the Company, the sale of substantially all of the assets of the Company, the merger or consolidation or major recapitalization of the Company or the Operating Partnership.

     In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a class, is required for the Company to take any of the following actions: (i) the sale, transfer or assignment of beneficial interests in or voting rights with respect to assets of the Company or the Operating Partnership in excess of $45,000,000 within any 90-day period or $125,000,000 within any 360-day period; (ii) the Company's termination of its status as a REIT; (iii) any alteration in the Company's or the Operating Partnership's business such that (A) less than 65% of the Company's or the Operating Partnership's assets are located in the States of California, Oregon and Washington, (B) less than 80% of the Company's or the Operating Partnership's assets are located west of the Mississippi River or (C) less than 80% of the Company's or the Operating Partnership's assets are classified as multi-family residential properties; or (iv) any change in control of the Company or the Operating Partnership.

Conversion Rights

     The Convertible Preferred Stock is subject to both conversion at the option of the holder thereof and mandatory conversion required by the Company, subject to the terms and conditions described below.

     Optional Conversion. Currently, all of the 1,600,000 shares of Convertible Preferred Stock are convertible at the option of the holder thereof. Each share of Convertible Preferred Stock subject to conversion shall be generally convertible into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price (as defined below) then in effect. Notwithstanding the foregoing, in the case of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shares of Convertible Preferred Stock shall, at the option of the holder thereof, immediately become convertible into Common Stock. As of the date hereof, no shares of Convertible Preferred Stock have been converted.

     Mandatory Conversion. If after June 20, 2001, the closing price of the Common Stock on each of at least 20 trading days (including the trading day immediately before the notice of mandatory conversion is delivered by the Company) out of the preceding period of 30 consecutive trading days immediately prior to the notice of mandatory conversion shall be greater than the Conversion Price in effect on each of such 20 trading days, the Company shall, subject to the holders' redemption rights (see "Redemption at Holder's Option After Notice of Mandatory Conversion"), have the right, to convert all, but not less than all, of the outstanding shares of Convertible Preferred Stock into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price then in effect.

     Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the current market price of the Common Stock on the trading day preceding the day of conversion.

     Conversion Price. The "Conversion Price" per share of Convertible Preferred Stock will initially be $21.875, and will be equitably adjusted so as to preserve the ownership interests of the holders of the Convertible Preferred Stock if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares, (iv) issues rights or warrants to the holders of its Common Stock as a class entitling them to purchase Common Stock at a price per share less than the then Conversion Price, (v) distributes to the holders of its Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in the previous clause) to purchase any of its securities, (vi) subject to certain exceptions, issues or sells (or the Operating Partnership issues or sells) any equity or debt securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options or warrants to purchase Common Stock at a price per share which is less than the Conversion Price, or (vii) issues or sells any Common Stock (other than on conversion or exchange of

Convertible Securities or exercise of rights, options or warrants to which any of the three preceding clauses applies) for a consideration per share less than the Conversion Price.

     The Company will seek to list the shares of Common Stock required to be delivered upon conversion of the Convertible Preferred Stock on each national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of delivery of the Common Stock. The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock.

Redemption at Holder's Option After Notice of Mandatory Conversion

     In the event that the Company exercises its right to require a mandatory conversion of Convertible Preferred Stock (but in no other circumstances), each holder of Convertible Preferred Stock will have the right to require the Company to redeem any or all the shares of Convertible Preferred Stock owned of record by the holder, at a redemption price per share (the "Redemption Price") equal to the applicable Redemption Percentage as defined below, multiplied by the sum of
(i) Stated Value plus (ii) the sum of all accrued dividends with regard to the Convertible Preferred Stock through the date of redemption. As used herein, the "Redemption Percentage" means a percentage beginning at 105% and decreasing annually by 1% to a floor of 100%.

     At such time as there are 40,000 shares or fewer of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of the Convertible Preferred Stock from the holders thereof at a price equal to the greater of (a) 110% of the sum of the Stated Value of such shares (together with all accrued dividends thereon) and (b) the fair market value of such shares, which shall be equal to the fair market value of the Common Stock, as of such date, issuable upon conversion of such shares, together with all accrued dividends thereon.

Right of Westbrook to Participate in Offerings

     Pursuant to the terms of the Stock Purchase Agreement, Westbrook has, for so long as the Convertible Preferred Stock is outstanding, the preemptive right to purchase a pro rata share on an as converted basis as of the date of the Company Notice (as defined herein) of any stock (or options, warrants or rights to purchase such stock or securities convertible into such stock) (collectively, "Eligible Securities"), for the price and upon the terms specified by the Company in its notice to Westbrook (the "Company Notice") of a Company issuance of Eligible Securities, which price cannot be greater than that offered to third parties. If Westbrook fails to timely exercise in full its preemptive rights, then the Company may sell the unsold Eligible Securities at any time within 180 days (60 days in the case of a public offering) thereafter at a price and upon terms no more favorable to the purchasers thereof than specified to Westbrook. Westbrook's preemptive rights do not apply to any Eligible Securities, among other things, (i) issuable in connection with stock splits, stock dividends or recapitalizations as to the effects of which other adjustments are provided for, or (ii) issuable to employees and prospective employees pursuant to any plan or pattern of employee equity participation or issuable in connection with the Company's dividend reinvestment plan. In addition, the Stock Purchase Agreement provides Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings.

Registration Rights

     When issued, the outstanding shares of Convertible Preferred Stock, together with any shares of Common Stock to which such shares of Convertible Preferred Stock may be converted, were not registered under the Securities Act or the securities laws of any state. Accordingly, such Convertible Preferred Stock or Common Stock could be sold only in one or more transactions registered under the Securities Act and, where applicable, state securities laws or as to which an exemption from registration requirements of the Securities Act and, where applicable, state securities laws is available. Pursuant to the Registration Rights Agreement, Westbrook, on behalf of the holders of the Convertible Preferred Stock, may request the Company to register (at the Company's expense) the then outstanding Convertible Preferred Stock and other Registrable Securities (as defined herein), under the terms and conditions described below. "Registrable Securities" means, subject to certain exceptions,
(i) the Convertible Preferred Stock, (ii) all Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, and (iii) any Common Stock of the Company issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Convertible Preferred Stock or Common Stock.

     Pursuant to the terms of the Registration Rights Agreement, at the request of the holders of the Convertible Preferred Stock (which request must be made by Westbrook), the Company will use its best efforts to cause all outstanding Convertible Preferred Stock or all or a portion of shares of Common Stock which are Registrable Securities to be registered under the Securities Act, subject to certain limitations. The Company has registered the resale of the Shares to satisfy its obligations under the Registration Rights Agreement.

SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

General

     On February 6, 1998 and April 20, 1998, the Operating Partnership completed private placements of 1,200,000 and 400,00 units, respectively, of 7.875% Series B Preferred Limited Partnership Units (the "Series B Preferred Units"), representing a limited partnership interest in the Operating Partnership, to an institutional investor in return for contributions to the Operating Partnership of $60 million and $20 million, respectively. The Series B Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after February 6, 2008 for shares of the Company's 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock"); provided, however, that the Series B Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a "publicly traded partnership" (a "PTP") within the meaning of Section 7704 of the Code, (iii) after the third anniversary of the private placement, the holders are notified that such exchange would not cause the Series B Preferred Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code, or (iv) if there is a substantial risk that the interest in the Partnership of the holder of Series B Preferred Units represents more than 19.5% of the total profits or capital interest, in the Partnership for a taxable year. Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series B Preferred Stock will have certain rights to cause the Company to register such shares of Series B Preferred Stock. On February 10, 1998, the Company filed Articles Supplementary reclassifying 2,000,000 shares of its Common Stock, par value $.0001 per share, as 2,000,000 shares of Series B Preferred Stock and setting forth the rights, preferences and privileges of the Series B Preferred Stock. Presently, no shares of Series B Preferred Stock are outstanding. Upon the exchange of all the Series B Preferred Units, there would be 1,600,000 shares of Series B Preferred Stock outstanding.

     On November 24, 1998, the Operating Partnership completed a private placement of 500,000 units, of 9 1/8% Cumulative Redeemable Series C Preferred Limited Partnership Units (the "Series C Preferred Units"), representing a limited partnership interest in the Operating Partnership, to institutional investors in return for contributions to the Operating Partnership of $25 million. The Series C Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after November 24, 2008 for shares of the Company's 9 1/8% Series C Cumulative Redeemable Preferred Stock, par value $.0001 per share (the "Series C Preferred Stock"); provided, however, that the Series C Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a "publicly traded partnership" (a "PTP") within the meaning of Section 7704 of the Code and such failure would cause a meaningful risk that a holder of the Series C Preferred Units would fail to maintain its qualification as a real estate investment trust, or (iii) after the third anniversary of the private placement, the holders are notified that such exchange would not cause the Series C Preferred Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series C Preferred Stock will have certain rights to cause the Company to register such shares of Series C Preferred Stock. On November [ ], 1998, the Company filed Articles Supplementary reclassifying 500,000 shares of its Common Stock, par value $.0001 per share, as 500,000 shares of Series C Preferred Stock and setting forth the rights, preferences and privileges of the Series C Preferred Stock. Presently, no shares of Series C Preferred Stock are outstanding. Upon the exchange of all the Series C Preferred Units, there would be 500,000 shares of Series C Preferred Stock outstanding.

     The following description of the Series B Preferred Stock and Series C Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the respective Articles Supplementary applicable to the Series B Preferred Stock and Series C Preferred Stock, and Bylaws. Subject to the rights of holders of the Convertible Preferred Stock and any other parity preferred stock as to the payment of distributions, holders of Series B Preferred Stock are entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 7.875% of the $50.00 liquidation preference per share of Series B Preferred Stock, and the holders of Series C Preferred Stock are entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9 1/8% of $50.00 liquidation preference per share of Series C Preferred Stock. Such distributions are cumulative, accrue from the original date of issuance and are payable quarterly in arrears, on or before the 15th of February, May, August and November of each year (each a "Preferred Stock Distribution Payment Date"), commencing in each case on the first Preferred Stock Distribution Payment Date after the original date of issuance.

  Redemption

     The Series B Preferred Stock may be redeemed, at the Company's option, on and after February 6, 2003, from time to time, at a redemption price payable in cash equal to $50.00 per share of Series B Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the Series B Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of the Company.

     The Series C Preferred Stock may be redeemed, at the Company's option, on and after November 24, 2003, from time to time, at a redemption price payable in cash equal to $50.00 per share of Series C Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the Series C Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of the Company.

     The Corporation may not redeem fewer than all of the outstanding shares of Series B Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series B Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

     The Corporation may not redeem fewer than all of the outstanding shares of Series C Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series C Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

Limited Voting Rights

     If at any time full distributions shall not have been timely made on any Series B Preferred Stock or Series C Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, the holders of such Series B Preferred Stock or Series C Preferred Stock, voting together as a single class with the holders of each class or series of parity preferred stock, will have the right to elect two additional directors to the Board of Directors at a special meeting called by the holders of record of at least 10% of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, or any parity preferred stock, or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarter have been paid in full. Thereafter, the holders of Series B Preferred Stock and Series C Preferred Stock will be divested of their voting rights and the term of any member of the Board of Directors elected by the holders of Series B Preferred Stock and Series C Preferred Stock and holders of any shares of parity preferred stock shall terminate.

     In addition, while any shares of the Series B Preferred Stock or Series C Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series B Preferred Stock and Series C Preferred Stock outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series B Preferred Stock or Series C Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or (ii) either amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary pertaining to the Series B Preferred Stock and Series C Preferred Stock) or Bylaws, that would materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series B Preferred Stock and Series C Preferred Stock. Further, while any shares of the Series B Preferred Stock and Series C

Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series B Preferred Stock and Series C Preferred Stock outstanding at the time consolidate, amalgamate, merge with or into, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, unless (a) the Company is the surviving entity and the shares of the Series B Preferred Stock and Series C Preferred Stock remain outstanding with the terms thereof unchanged, (b) the resulting, surviving or transferee entity is a corporation or other entity organized under the laws of any state and substitutes for the Series B Preferred Stock and Series C Preferred Stock other preferred stock having substantially the same terms and same rights as the Series B Preferred Stock and Series C Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, or (c) such merger, consolidation, amalgamation or asset transfer does not adversely affect the powers, special rights, preferences and privileges of the holders of the Series B Preferred Stock and Series C Preferred Stock in any material respect.

     The Series B Preferred Stock and Series C Preferred Stock will have no voting rights other than as discussed above and as otherwise provided by applicable law.

Liquidation Preference

     Subject to the rights of the holders of the Convertible Preferred Stock and any other parity preferred stock, each share of Series B Preferred Stock and Series C Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued and unpaid dividends, in preference to any other class or series of capital stock of the Company.


                        SHARES AVAILABLE FOR FUTURE SALE

     As of October 31, 1998, the Company had approximately (i) 16,635,966 shares of Common Stock outstanding, (ii) 1,600,000 shares of Convertible Preferred Stock outstanding (iii) no shares of Series B Preferred Stock outstanding and
(iv) no shares of Series C Preferred Stock outstanding, and the Operating Partnership had 1,873,473 Units outstanding. There are approximately 1,873,473 shares of Common Stock reserved for issuance upon redemption of limited partnership interests in the Operating Partnership and 1,828,571 shares of Common Stock reserved for issuance upon conversion of outstanding shares of Convertible Preferred Stock. If, in the future, the Company issues Units in connection with the acquisition of properties, a number of shares of Common Stock for which such Units are exchangeable will be reserved for issuance upon redemption of such Units. In addition, in aggregate of 875,400 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Incentive Plan, 70,000 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. 1994 Non-Employee and
Director Stock Incentive Plan and up to 406,500 shares of Common have been reserved for issuance under the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, 220,000 shares of Common Stock have been reserved for issuance upon the exercise of an option granted to The Marcus Millichap Company.

     As of October 31, 1998, George M. Marcus owned shares of Common Stock and Operating Partnership interests which may be converted into shares of Common Stock, which in the aggregate represent approximately 10.5% of the outstanding Common Stock including units of the Operating Partnership which may be converted into shares of Common Stock. Such shares of Common Stock may be sold by Mr. Marcus without the consent of the Company. After the expiration of any applicable lock-up period, Mr. Marcus may sell shares, pursuant to the Registration Statement of which this Prospectus is a part. See "Registration Rights" below. Mr. Marcus and other Affiliates of the Company also may sell Restricted Shares after their respective lock-up periods without registration in accordance with the exemptions provided by Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, as well as any persons who may be deemed "affiliates" of the Company (as defined in the Securities Act), would be entitled to sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such shares under Rule 144 without regard to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock (including shares issued upon the redemption of Units or the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market price of the Shares.


                               REGISTRATION RIGHTS

     The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under the Registration Rights Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

THE REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement, Westbrook, on behalf of the holders of the Convertible Preferred Stock, may request the Company to register (at the Company's expense) the then outstanding Convertible Preferred Stock and other Registrable Securities (as defined herein), under the terms and conditions described below. "Registrable Securities" means, subject to certain exceptions,
(i) the Convertible Preferred Stock, (ii) all Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, and (iii) any Common Stock of the Company issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Convertible Preferred Stock or Common Stock. The Company has agreed to bear the expenses of satisfying the registration requirements resulting from the registration rights except that the expenses do not include any underwriting discounts or commissions or transfer taxes. In addition, the Company has agreed to indemnify the underwriters, if any, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


                              SELLING STOCKHOLDERS

     The following table provides the names of the Selling Stockholders and the number and percentage of Shares beneficially owned by each Selling Stockholder, and the number and percentage of Shares beneficially owned by such Selling Stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming (x) each share of Convertible Preferred Stock is converted into a Common Share and (y) each Selling Stockholder sells all of its respective Common Shares.

                                      Beneficial Ownership                           Beneficial Ownership
                                      Prior to Offering(1)                           After the Offering(2)
                                  ----------------------------                    --------------------------
                                                  Percentage        Number of                   Percentage
                                  Number of       of Shares      Shares Offered   Number of     of Shares
                                  Shares(2)     Outstanding(3)       Hereby       Shares(2)   Outstanding(3)
                                  ---------     --------------   --------------   ---------   --------------
WBP I Holding Corporation         1,640,272         9.0%            1,640,272         0             0

WBP II Holding Corporation          188,208         1.1%              188,208         0             0

------------------

(1) Assumes the conversion of all shares of Convertible Preferred Stock into shares of Common Stock.

(2) Assumes the conversion of all shares of Convertible Preferred Stock into shares of Common Stock, and the sale of all shares of Common Stock.

(3) Assumes conversion of all shares of Convertible Preferred Stock of the holder thereof into shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes no other shares of Convertible Preferred Stock have been converted into shares of Common Stock, and does not assume exchange of all partnership interests in the Operating Partnership into shares of Common Stock.


             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Charter provides that the Company must seek the consent of holders of two-thirds of the issued and outstanding shares of Convertible Preferred Stock before the Company or the Operating Partnerships may merge or consolidate with any other entity or sell all or substantially all of the Company's or the Operating Partnership's assets. Also, the Charter requires that the Company must obtain the consent of holders of more than 50% of the issued and outstanding shares of Convertible Preferred Stock before it may undergo a change in control. See "Description of Preferred Stock-Convertible Preferred Stock-Senior Securities; Amendments; Other Matters." The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common Stock-Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred Stock-General."


                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. Certain federal income tax considerations relevant to holders of the Offered Securities may be provided in the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company believes that since its formation it has operated, and intends to continue to operate, in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met.

     The provisions of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof, all of which are subject to change with retroactive effect. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based upon various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such representations are set forth in a certificate of the Company filed with the opinion of Morrison & Foerster LLP relating to certain tax matters which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-Requirements for Qualification-Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

     If the Company fails to qualify as a REIT in any year, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, it will generally not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, a REIT will be subject to federal income tax as follows. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on retained capital gains to its shareholders on a pro rata basis.) Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if a REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if a REIT has net income from "prohibited transactions," such income will be subject to a 100% tax. A "prohibited transaction" is a sale of "dealer property" (defined below), excluding certain property held by the Company for at least four years, foreclosure property and property involuntarily converted. Fifth, if a REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if a REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid December 31 of the initial calendar year. Seventh, if a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A REIT must also report its income based on the calendar year. In addition, the U.S. Treasury Department has proposed legislation that would also prevent any "person" (i.e., an individual, corporation, partnership or trust) from possessing more than 50% of the total combined voting power of all classes of voting stock or more than 50% of the total value of shares of all classes of stock of a REIT.

     In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the common stock and preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding common stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or


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

refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information. In addition, the Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock-Restrictions on Transfer." Furthermore, the Company reports its income based on the calendar year.

     Although the Company intends to satisfy the shareholder demand letter rules described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT but may result in the imposition of IRS penalties against the Company. In addition, beginning in 1998, a REIT's failure to satisfy the requirement that not more than 50% of the value of its outstanding stock be owned by five or fewer individuals (as defined in the Code) during a taxable year would not result in its disqualification as a REIT under the Code as long as (i) the REIT satisfied the shareholder demand letter rules, and (ii) the REIT did not know, and exercising due diligence, would not have known, whether it had failed the requirement.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The U.S. Treasury Department has proposed legislation that also would prohibit investment in securities of any one issuer that would exceed 10% of the value of all classes of stock of such issuer. The Company believes its investments in the Properties through its interest in the Operating Partnership constitute qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of a "qualified REIT subsidiary" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as owned and realized directly by the Company.

     The Operating Partnership owns 100% of the non-voting preferred stock of Essex Management Corporation, Essex Sacramento, Inc. and Essex Fidelity I Corporation (the "Essex Preferred Stock Subsidiaries") and none of the voting common stock of the Essex Preferred Stock Subsidiaries. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Essex Preferred Stock Subsidiaries, as described above. Because the Operating Partnership will not own any of the voting securities of Essex Management Corporation, Essex Sacramento, Inc. and Essex Fidelity I Corporation and, in each case, the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer will not be exceeded by the Company.

     Based upon its analysis of the total estimated value of the securities of the Essex Preferred Stock Subsidiaries owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that its pro rata share of the preferred non-voting stock of each of the Essex Preferred Stock Subsidiaries held by the Operating Partnership represents, in each case, less than 5% of the Company's total assets and, together with any other nonqualifying assets represents less than 25% of the Company's total assets. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Operating Partnership.


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

  Gross Income Tests

     There are three (two beginning in 1998) separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-Tax Aspects of the Company's Investment in the Operating Partnerships-General."

     THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     For purposes of determining whether the Company complies with the 75% test (and 95% test described below), gross income does not include income from prohibited transactions. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will generally not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company must generally not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     If a REIT provides impermissible services to its tenants, all of the rent from those tenants can be disqualified from satisfying the 75% and 95% tests. Beginning in 1998, rents will not be disqualified if a REIT provides de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred in furnishing or rendering the service.

     The Company, through the Operating Partnership (which will not be an independent contractor), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% tests. Essex does not intend to rent to any related party (other than with respect to the Headquarters Building), to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property. Essex rents a portion of its Headquarters Building to M&M, who is considered to be a related party tenant. Rent received by Essex from M&M will therefore not qualify as rents from real property for purposes of satisfying the 75% and 95% tests. It is not expected that the rent received from any related


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

party (including M&M), together with other income not qualifying for the 95% test described below, will constitute in the aggregate more than 4% of Essex's gross income with respect to any taxable year.

     THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these Treasury Regulations, income earned on the liability hedge will operate to reduce its interest expense, and, therefore, such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Essex Management Corporation also anticipates receiving fee income in consideration of the performance of property management and other services with respect to properties not owned by Essex or the Operating Partnership; however, substantially all income derived by Essex from Essex Management Corporation will be in the form of dividends on Essex Management Corporation's preferred stock owned by the Operating Partnership. Such dividends, together with dividends from the other Essex Preferred Stock Subsidiaries, will satisfy the 95%, but not the 75%, tests (as discussed above). Essex intends to closely monitor its non-qualifying income, but the Company anticipates that such income, including such dividend income and liability hedge income (if any), will not result in Essex's failing either the 75% or the 95% tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     THE 30% TEST. Prior to January 1, 1998, the Company must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. For tax years beginning after December 31, 1997, the 30% Test has been repealed.

  Annual Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax, if any) from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For this and other purposes, dividends declared on a date in October, November, or December to stockholders of record of such month of one calendar year and paid by January 31 of the following calendar year are deemed paid December 31 of the initial calendar year.


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

     The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. The Company will closely monitor the relationship between its REIT taxable income and cash flow and, where necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) to satisfy the 95% distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year as a result of an adjustment to the Company's tax return by the IRS by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company will be able to maintain its REIT status and avoid being taxed on amounts distributed as deficiency dividends following an IRS adjustment; however, the Company will be required to pay interest and possibly penalties based on the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws. It should be noted that the Company has not received an opinion of counsel with respect to the following discussion.

  General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "--Taxation of the Company" and "--Requirements for Qualification -- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "--Requirements for Qualification -- Annual Distribution Requirements"), but is generally not subject to federal income tax in the hands of the Company, if such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification-Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.


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

  Tax Allocations with Respect to the Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (the "Book -- Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including the Properties). This will tend to eliminate the Book -- Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Code Section 704(c) do not always entirely rectify the Book -- Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification -- Annual Distribution Requirements." With respect to any property purchased or to be purchased by the Operating Partnership (other than through the issuance of interests in the Operating Partnership) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

  Sale of the Properties

     Generally, any gain realized by the Operating Partnership on the sale of real property held by the Operating Partnership for more than one year will be long-term capital gain. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property will generally be treated as income from a prohibited transaction that is subject to a 100% tax. See "--Taxation of the Company" and "--Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  Dividends; Generally

    As used herein, the terms "U.S. Stockholder" means a holder of shares of Company stock who (for U.S. federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (except, in the case of a partnership, regulations provide otherwise), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) is a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated as U.S. persons, shall also be considered U.S. Stockholders.


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

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time the Company held the assets which produced such gains, and on certain designations, if any, which may be made by the Company, such gains may be taxable to noncorporate U.S. Stockholders at a 20% or 25% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Company stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gain, provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Company stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Company stock (or distributions treated as such), however, will not be treated as investment income under certain circumstances. The Company may elect to retain, rather than distribute as a capital gain dividend, its net capital gain. In such event, the Company would pay tax on such retained net capital gain. In addition to the extent designated by the Company, a U.S. Stockholder generally would (i) include his proportionate share of such undistributed net capital gain in computing his long-term capital gains in his return for his taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid his pro rata share of the capital gains tax imposed on the Company on the designated amounts included in such U.S. Stockholder's long-term capital gains,
(iii) receive a credit or refund for such amount of tax deemed paid by him, (iv) increase the adjusted basis of his shares by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (v), in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with regulations (which have not yet been issued).

     Upon any sale or other taxable disposition of Company stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Company stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

  Backup Withholding

     The Company must report annually to the IRS and to each stockholder the amount of dividends paid to and the amount of tax withheld, if any, with respect to, each stockholder. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Company will


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

also institute backup withholding with respect to a stockholder if instructed to do so by the IRS. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of the Company's stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company's stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the Company is treated as a "pension-held REIT." In view of the Ownership Limit, the Company does not expect to be treated as a "pension-held REIT." See "Description of Common Stock -- Restrictions on Transfer."

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of the ownership and disposition of Company stock by persons that are not U.S. stockholders ("Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of his particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. The discussion addresses only certain aspects of U.S. federal income taxation and does not address the impact of any applicable treaty. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Company stock, including any reporting requirements.

  Distributions From the Company.

     1. Ordinary Dividends. Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Unless such distributions are effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate. In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent established) solely by reason of their ownership of the Company's stock. If income on the Company's stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. Stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation).

     The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and proper certification is provided or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of an income tax treaty rate. Under temporary Treasury Regulations, however, certain Non-U.S. Stockholders who seek to claim the benefit of an applicable treaty rate are required to satisfy certain certification and other requirements.

     2. Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the Non-U.S. Stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares of the Company's capital stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, the Company's stock is treated as a USRPI, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will also give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Amounts withheld may be refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Stockholder's tax liability.

     3. Capital Gain Dividends. Distributions that are attributable to gain from sales or exchanges by the Company of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by the Company, will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as gain effectively connected with a U.S. trade or business, regardless of whether such dividends are designated as capital gain dividends. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals) on such distributions. Also, distributions from USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Other distributions attributable to the Company's capital gains, other than its USRPI Capital Gains, generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a foreign corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares of Company stock under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Disposition of Stock of the Company. Gain recognized by a Non-U.S. Stockholder upon a sale of shares of Company stock generally will not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of Company stock will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less than 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is, and expects that it will continue to be, a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Stockholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Stockholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Stockholder resides.

     U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, generally will not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or though a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

     New Withholding Regulations. Final regulations with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were promulgated in 1997. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE UNDER "TAXATION OF NON-U.S. STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT TO THEM OF THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSIDERATIONS

  Essex Preferred Stock Subsidiaries

     A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including Essex, is expected to come from the Essex Preferred Stock Subsidiaries through dividends on the non-voting stock of the Essex Preferred Stock Subsidiaries held by the Operating Partnership. The Essex Preferred Stock Subsidiaries will pay federal and state income tax at the full applicable corporate rates. The Essex Preferred Stock Subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or to what extent measures taken to minimize taxes will be successful. Because Essex, the Operating Partnership and the Essex Preferred Stock Subsidiaries are related through stock or partnership ownership, the allocation of certain expenses and reimbursements thereof among Essex, the Essex Preferred Stock Subsidiaries and the Operating Partnership could be subject to additional scrutiny by the IRS. To the extent that the Essex Preferred Stock Subsidiaries are required to pay federal, state or local taxes, the cash available for distribution by Essex to stockholders will be reduced accordingly.

  Dividend Reinvestment Program

     Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax Considerations-Taxation of Taxable U.S. Stockholders Generally." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends (including capital gains dividends) of the Company, even though they receive no cash. Shares of Company stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

  Possible Legislative or Other Actions Affecting Tax Consequences

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  State and Local Taxes

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

     It should be noted that the Company has not obtained an opinion of counsel with respect to the foregoing disclosure in subsections entitled "Taxation of Taxable Domestic Stockholders," "Taxation of Tax-Exempt Stockholders," "Taxation of Foreign Stockholders" and "Other Tax Considerations".

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale from time to time of (i) up to 1,600,000 shares of Convertible Preferred Stock by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest; (ii) up to 1,828,571 Common Shares issuable upon conversion of the Preferred Shares; and
(iii) an indeterminate number of shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Preferred Shares and in accordance with Rule 416 under the Securities Act. The Company has registered the Shares for sale pursuant to certain registration rights agreements, but registration of such Shares does not necessarily mean that any of such Shares will be offered and sold by the holders thereof.

     The Company will not receive any proceeds from the offering by the Selling Stockholders. The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     The distribution of the Shares also may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Company has agreed to indemnify the underwriters, if any, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     At a time a particular offer of Shares is made, a Prospectus Supplement, may, if required, be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Shares may also be sold in one or more of the following transactions:
(a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, and audited Combined Statement of Revenues and Certain Expenses of Wimbledon Woods and Bunker Hill Towers for the year ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified accountants, and upon the authority of said firm as experts in accounting and auditing. The Combined Statement of Revenues and Certain Expenses of Wimbledon Woods and Bunker Hill Towers was prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and excludes certain expenses that would not be comparable to those resulting from the proposed future operations of the properties. It is not intended to be a complete presentation of the operations of the properties.

                                  LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. In addition, the description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax Considerations-General" is based upon the opinion of Morrison & Foerster LLP.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

    Securities Act Registration Fee..........................   $16,605
    Printing and duplicating fees............................     1,500
    Legal fees and expenses..................................    25,000
    Accounting fees and expenses.............................     3,000
    Miscellaneous expenses...................................     3,895
                                                                -------
       Total.................................................   $50,000
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by the MGCL.

     The Charter authorizes the Company to obligate itself to indemnify its present and former officers and directors and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The Bylaws of the Company obligate it to indemnify, and advance expenses to present, former and proposed directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good-faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written statement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company also permit the Company to provide indemnification and advance or expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceedings to which he is made a party by reason of his service in that capacity.

     The Company has entered into indemnification agreements with each of the directors and executive officers of the Company to provide them with indemnification to the full extent permitted by the Charter and Bylaws of the Company.

     The Company maintains an insurance policy which provides liability coverage for directors and officers of the Company.

ITEM 16. EXHIBITS


   3.1 Article of Amendment and Restatement of Essex dated June 22, 1995, attached as Exhibit 3.1 to Essex's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and hereby incorporated herein by reference

   3.2  Articles Supplementary of Essex Property Trust, Inc. for the 8.75%
        Convertible Preferred Stock, Series 1996A attached as Exhibit 3.1 to
        Essex's Current Report on Form 8-K, filed August 13, 1996, and hereby incorporated herein by reference

   3.3  First Amendment to Article of Amendment and Restatement of Essex Property
        Trust, Inc., attached as Exhibit 3.1 to Essex's 10-Q as of September 30,
        1996, and hereby incorporated herein by reference

   3.4  Amended and Restated Bylaws of Essex Property Trust, Inc., attached as
        Exhibit 3.2 to Essex's Current Report on Form 8-K, filed August 13, 1996, and hereby incorporated herein by reference

   3.5 Certificate of Amendment of the Bylaws of Essex Property Trust, Inc., dated December 17, 1996, attached as Exhibit 3.6 to the Annual Report on
        Form 10-K for the year ended December 31, 1997, and hereby incorporated herein by reference

   3.6  Articles Supplementary for the 7.875% Series B Cumulative Redeemable
        Preferred Stock, attached as Exhibit 3.1 to Essex's Current Report on
        Form 8-K, filed March 3, 1998, and hereby incorporated herein by reference

   5.1  Opinion of Morrison & Foerster LLP

   8.1  Opinion of Morrison & Foerster LLP relating to certain tax matters

  23.1  Consent of Independent Certified Public Accountants

  23.2  Consent of Morrison & Foerster  LLP  (included in Exhibits 5.1 and 8.1)

  24.1  Power of Attorney (included on page II-4)


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 7th day of December, 1998.

                                        ESSEX PROPERTY TRUST, INC.


                                        By:       /s/ KEITH R. GUERICKE
                                           -------------------------------------
                                                     Keith R. Guericke
                                           Chief Executive Officer and President


     We, the undersigned officers and directors of Essex Property Trust, Inc. do hereby constitute and appoint George M. Marcus, Keith R. Guericke, Michael J. Schall and Mark J. Mikl, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                          TITLE                         DATE
         ---------                          -----                         ----
/s/ GEORGE M. MARCUS          Chairman of the Board of Directors     December 7, 1998
----------------------------
George M. Marcus

                              Director                               December  , 1998
----------------------------
William A. Millichap

/s/ KEITH R. GUERICKE         Director, Chief Executive Officer      December 7, 1998
----------------------------  and President (Principal Executive
Keith R. Guericke             Officer)

/s/ MICHAEL J. SCHALL         Director, Executive Vice President     December 7, 1998
----------------------------  and Chief Financial Officer
Michael J. Schall             (Principal Financial Officer)

/s/ MARK J. MIKL              Controller (Principal Accounting       December 7, 1998
----------------------------  Officer)
Mark J. Mikl

                              Director                               December  , 1998
----------------------------
David W. Brady

         SIGNATURE                          TITLE                         DATE
         ---------                          -----                         ----
/s/ ROBERT E. LARSON          Director                               December 7, 1998
----------------------------
Robert E. Larson

                              Director                               December  , 1998
----------------------------
Gary P. Martin

                              Director                               December  , 1998
----------------------------
Issie N. Rabinovitch

/s/ THOMAS E. RANDLETT        Director                               December 7, 1998
----------------------------
Thomas E. Randlett

/s/ WILLARD H. SMITH, JR.     Director                               December 7, 1998
----------------------------
Willard H. Smith, Jr.

                              Director                               December  , 1998
----------------------------
Gregory J. Hartman

/s/ ANTHONY DOWNS             Director                               December 7, 1998
----------------------------
Anthony Downs